Exhibit 10.82
April 2, 2007
David Kennedy
By email
Dear David:
On behalf of Business Objects Americas, I am pleased to offer you a position as Senior Vice President and General Counsel, based principally in our San Jose, California, office. This position reports to John Schwarz, Chief Executive Officer. Your effective start date is April 30, 2007. We believe that you have a unique combination of skills, knowledge, work ethic and attitude that could make you an outstanding contributor to the overall success of the company. We trust you will keep the details of this offer confidential.
Your starting annual base salary for this position will be $335,000, paid in 24 semi-monthly installments. In addition to your base salary, you will be eligible to receive an annual incentive target of $167,500 (50% of base salary), based on company performance and meeting your assigned objectives. The amount of variable compensation can vary from 0-150% and will be contingent upon the achievement of specific targets by the company. Your payout will also be based on meeting your annual individual and executive team objectives.
The Company will recommend that a stock option grant of 133,000 shares be made available to you. All option grants are subject to Board of Directors approval. (Note: Business Objects S.A. ordinary shares currently trade on Premier Marché and as American Depositary Receipts on NASDAQ.) As long as you remain continuously employed by Business Objects, you will vest twenty-five (25%) percent of the option shares following twelve (12) months of employment and 1/36th of the remainder per month thereafter. The price for the options will be set in Euros equal to the higher of: (i) 100% of the closing price per share as quoted on the Eurolist by Euronext on the last trading day prior to the grant date, or (ii) 100% of the average opening price over the 20 trading days prior to the grant date. Such options shall be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement.
In addition, the Company will recommend that a restricted stock grant (“RSU”) of 22,000 ordinary shares of the company be made available to you at the next Board meeting where restricted shares can be granted. The Restricted Stock Grant will be granted in the form of units under the Subsidiary Stock Incentive Sub-Plan (the “Sub-Plan”) to the 2001 Stock Option Plan. As long as you remain continuously employed by Business Objects, your Restricted Stock Grant will vest as follows:
▪	3,500 shares will vest after three months (i.e., on the 90th day following your date of hire)

▪	3,500 shares will vest after six months (180 days following your date of hire)

▪	All remaining shares (15,000) will vest over a three year period, with 1/3 of the shares vesting annually on each anniversary of the Effective Date, so that the Restricted Stock Grant will be fully vested on the third anniversary of the Effective Date.
Business Objects Americas . 3030 Orchard Parkway . San Jose . CA 95134
Tel: 408-953-6000 . Fax: 415-953-6001 . www.businessobjects.com

Offer Letter — Page 2
The Restricted Stock Grants will be subject to the terms and conditions of the Sub-Plan and the standard form of restricted stock agreement.
Per our discussion, Business Objects Americas will assist you with your relocation to the San Jose, CA area as detailed in Addendum A. You will be eligible to receive reimbursement for your relocation expenses in accordance with the company’s policy, assuming that you relocate by August 31, 2007. To assist you in successfully relocating, our representative from Prudential will contact you upon your acceptance of our offer.
Pending Board approval you will be eligible for the standard Executive Change in Control agreement.
You will be eligible to participate in Company-sponsored benefits and participation in Business Objects Stock Purchase and 401(k) plans. A summary of benefits, outlining these plans and eligibility requirement, is enclosed for your information.
As an executive of Business Objects you are eligible to participate in the Non-Qualified Deferred Compensation Plan. A summary of this program will be sent to you within thirty (30) days of hire.
Business Objects Americas will provide you with the necessary equipment to successfully complete your job responsibilities. This equipment will be held as property of the company and must be returned to the company when your employment with Business Objects Americas terminates.
Business Objects Americas is committed to providing a drug/alcohol and smoke free working environment for its employees. Additionally, in accordance with the Americans with Disabilities Act (ADA) Business Objects Americas will provide disabled employees with reasonable accommodations that are requested by the employee. If you require any accommodations, please discuss them with our VP, North American Human Resources, David Swanson, as soon as possible.
The offer described in this letter will remain open until April 13, 2007; we have successfully completed your background and reference checks.
Employment with Business Objects is not for a specified term and is at the mutual consent of you and the Company. Accordingly, either you or the Company may terminate the employment relationship at will, with or without cause, at any time. It is agreed that this is a complete agreement regarding your employment status and supersedes all prior agreements, and that it can only be amended in writing signed by you and an officer of the Company.
Business Objects’ proprietary rights and confidential information are the company’s most important assets. We will therefore ask that you sign, as a condition to your employment, the Company’s Proprietary Information Agreement. We impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligations to your former employers.
For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment within the United States. Such documentation must be provided to us within three (3) business days of your date of hire. For your convenience, we
Business Objects Americas . 3030 Orchard Parkway . San Jose . CA 95134
Tel: 408-953-6000 . Fax: 415-953-6001 . www.businessobjects.com

Offer Letter — Page 3
request that you provide original evidence of your identity and eligibility during orientation on your first day of employment.
In addition, as a condition of your continued employment, you must successfully complete a Code of Business Conduct and Ethics training program and pass with a score of at least 80% within 30 days of your start date. Completion of this program is a condition of continued employment at Business Objects. Details on how to access this important program will be provided to you on your first day of work.
David, we look forward to having you join us. Please confirm your acceptance by signing a copy of this letter, remembering to indicate your start date at the bottom of this letter. Congratulations and welcome aboard!
Sincerely,
/s/ Deborah Byron
Deborah Byron
Senior Vice President
Worldwide Human Resources
I accept the offer of employment and terms stated in this letter, and expect to commence employment on April 30, 2007.

Signed:	/s/ David Kennedy	Date: 4/4/2007

Business Objects Americas . 3030 Orchard Parkway . San Jose . CA 95134
Tel: 408-953-6000 . Fax: 415-953-6001 . www.businessobjects.com

Addendum A
Relocation Agreement
Permanent Relocation

Employee Name:	David Kennedy

Date of Agreement:	April 20, 2007

Anticipated Start Date:	April 30, 2007

Position:	Senior Vice President, General Counsel & Corporate Secretary

Current Location:	Greenwich, CT

New Location:	San Jose, CA
Policy Administration
Objective
Business Objects, Corp. (“the Company”) provides relocation assistance to eligible newly hired employees as well as eligible current employees who are transferred at the Company’s request from one facility to another. The benefits in this relocation agreement are intended to assist relocating employees and their families with their move to the new location. It is expected that the employee will make all reasonable efforts to keep relocation costs to a minimum. The specific categories of assistance included in the agreement are:
➢	Miscellaneous Allowance ($10,000)

➢	Home Finding Trip

➢	Shipment of Household goods

➢	Auto shipment (2 vehicles)

➢	Temporary Storage (90 days)

➢	Temporary Living (90 days)

➢	Temporary Automobile Rental (90 days)

➢	Travel to new location

➢	Home Sale Assistance
Upon receipt of the accepted offer letter and Relocation Assistance Agreement, Business Objects will notify our relocation vendor, Prudential Relocation who will initiate contact with you, discuss the process, and arrange for all approved services.
Note that all relocation provisions outlined in this agreement are quoted in USD, unless otherwise stated.

Confidential	Page 1 of 5	5/9/2007

Exceptions
Any exception to this agreement requires the pre-approval of the Hiring Manager, Hiring VP and Human Resources.
Eligibility
The benefits included in this relocation agreement are available to employees who meet the following eligibility requirements:
➢	You are a newly hired employee, or you are a current employee transferring from one Company location to another at the Company’s request.

➢	Your new workplace is at least 50 miles farther from your current residence than your old workplace was from your current residence.

➢	Any dependents receiving relocation benefits outlined in this agreement currently reside with you in your current residence, will reside with you at your new residence, and are considered eligible for coverage under the Company’s Health Benefits program.
Administration
Your hiring Manager and Human Resources have approved this relocation agreement. The HR Department and Prudential Relocation will administer details of this agreement. All requests for information or services should be directed to Prudential Relocation. No arrangements regarding any relocation details should be made without the advance involvement of the HR Department/Prudential Relocation.
Your HR Relocation contact is, Charles Mah, who can be reached at:
(E-mail)      Cmah@businessobjects.com
(Phone)       408-953-6160
Tax Implications of Relocation Expenses
Some of the relocation expenses outlined in this document may be taxable. Please speak to your tax services provider for further information. Please provide a copy of this agreement to your tax services provider for reference when assessing tax implications to this move.
Employment Requirements
The reimbursement of relocation expenses is conditional upon your remaining an employee of Business Objects, Corp. for twelve (12) months after the date of relocation. If you receive relocation reimbursement and subsequently terminate employment with the Company within twelve (12) months of the effective date of transfer/employment, for any reason other than a Company initiated reduction-in-force or transfer, you must pay back to the Company all relocation reimbursement funds. Business Objects, Corp. will notify you of the full amount to be refunded at the time of termination or as soon thereafter as reasonably possible.

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Booking Arrangements & Cost Administration
All arrangements should be made via Business Objects designated travel vendor, American Express. Please contact Charles Mah for assistance when contacting this vendor. If arrangements cannot be made through a Business Objects vendor, you will pay these costs directly and submit a completed expense report with accompanying receipts for reimbursement. These expenses must be submitted within 60 days of incurring the cost.
Expense Reimbursements
All requests for authorized relocation expenses will be submitted to Prudential for processing and reimbursement. Your Relocation Counselor will provide you with instructions during your initiation call.
Approved Provisions:
Miscellaneous Allowance
To help pay for incidental costs incurred during the move that are not specifically referred to in this policy, you will be paid a miscellaneous moving allowance.
Incidental expenses may include:
Charges for cleaning current residence Utility hookups and telephone installation charges Purchase, installation and reconnection services for appliances Other incidental expenses not covered by The Company.
You will receive a miscellaneous moving allowance of $10,000 USD. The allowance is paid as a lump sum payment, less any applicable taxes, and no receipts are required. Payment of the allowance will occur no sooner than the first available payday upon your employment at the new location.
Home Finding Assistance Trip
The purpose of the residence search trip is to assist you in locating your permanent accommodations in the new location. If required, the Company will provide reimbursement for one trip for you and your spouse to search for accommodation in the new location. For reimbursement, please submit all expenses for the Homefinding trip to Prudential Relocation. Contact your Prudential Relocation Counselor for details.
Specifically, the following expenses will be covered:
➢	Actual cost of return advanced purchase economy class airfare for you and your spouse

➢	Lodging at an agreed price with Business Objects

➢	Rental costs for an economy class rental car

➢	Reasonable car-related costs for parking fees and gas

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Shipment of Household Goods/Personal Effects and Temporary Storage
The Company will assist you in transporting any personal belongings and household goods from your current location to your new location. Specifically, the Company will pay for following:
➢	Packing, loading, moving, unloading, and temporary storage, if needed, for a period not to exceed 90 days, including handling fees and charges for delivery from storage to the new residence.

➢	Shipment of 2 vehicles via land transport. Insurance coverage for full replacement value of the transported household goods. Additional insurance coverage is your responsibility. You should prepare a detailed inventory prior to shipment of items of extraordinary value.
Ineligible Items
The following items are not authorized for shipment by the carrier at the Company’s expense:
➢	Recreational Vehicles such as Campers, Boats, Horse trailers

➢	High value items, including, antiques, artwork and wine collections

➢	Aquariums

➢	Firewood

➢	Building Materials
Travel (En-route) Expenses
To assist in transporting you from your current location to the new location, Business Objects will provide transportation assistance as follows:
➢	Actual cost of a direct advanced purchase one-way economy class airfare for you and each authorized accompanying dependent from your old location to the new location. Please contact American Express Travel to make arrangements.
Temporary Living
➢	To assist you in the transition to your permanent accommodation, the following benefits will be covered by the Company if required (should you move into your permanent accommodations upon arrival to your new destination this service will not be available to you):
➢	Temporary lodging (as per current Company guidelines) for you and your authorized accompanying dependents for a maximum of 90 days.

➢	Utility bills and reasonable phone bills (excluding long-distance charges)

➢	Economy size rental car for a maximum of 90 days or until your vehicle arrives, whichever is sooner.
Home Sale
Home Sale Assistance will only be available if you currently have a home in your existing location, which is your principal place of residence and is currently owned and occupied by you and any eligible dependents. Appropriate ownership documentation will be required. The following assistance, will be provided by the Company:

Confidential	Page 4 of 5	5/9/2007

Buyer Value Option Program – Home sale Assistance:
Prudential will provide you with overview of the Buyer Value Option Program for the sale of your principle residence. Prudential will order broker price opinions from a real estate broker in the area where your home is located. In your particular case, Prudential will contact the real estate broker that you have selected to discuss the process going forward.
Prudential will order such inspections and reports as deemed appropriate in order to issue a contract for the purchase of your home from you. Prudential and Business Objects will require you to complete a homeowners’ disclosure statement and any other disclosure documents required by applicable law. Prudential may provide inspections, reports, and disclosure statements to potential buyers.

/s/ David Kennedy
Employee Signature

4/24/2007
Date

Distribution:	Charles Mah
John Schwarz
Michelle Crist

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